Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

BY AND BETWEEN

ALAMO HEIGHTS/STAR STORAGE, L.P., BORDEN PARK, L.P., KINGWOOD

SELF-STORAGE, LP AND ARRINGTON’S SELF STORAGE OF AURORA, L.P.

AND

SSGT ACQUISITIONS, LLC

Date:	October 26, 2015

Property:	8239 Broadway, San Antonio, Texas
875 East Ashby Place, San Antonio, Texas
1671 Northpark Drive, Kingwood, Texas
500 Laredo Street, Aurora, Colorado

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (the “Agreement”) is made and entered into as of the 26th day of October, 2015 (the “Effective Date”), by and between ALAMO HEIGHTS/STAR STORAGE, L.P., a Texas limited partnership, BORDEN PARK, L.P., a Texas limited partnership, KINGWOOD SELF-STORAGE, LP, a Texas limited partnership, and ARRINGTON’S SELF STORAGE OF AURORA, L.P., a Texas limited partnership (hereinafter collectively referred to as “Seller”), and SSGT ACQUISITIONS, LLC, a Delaware limited liability company (hereinafter referred to as “Purchaser”).

In consideration of the mutual promises, covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I.

Sale of Property

1.1. Sale of Property. Seller hereby agrees to sell, assign and convey to Purchaser and Purchaser agrees to purchase from Seller, the following:

1.1.1. Land and Improvements. Those certain parcels of real property, more particularly described, on Exhibit A attached hereto and incorporated herein by reference thereto (the “Land”), together with all improvements located thereon (the “Improvements”).

1.1.2. Leases. All leases, subleases, licenses and other occupancy agreements related to the Land and the Improvements, including, without limitation, all on-premises signage agreements, together with any and all amendments, modifications or supplements thereto, are hereafter referred to collectively as the “Leases” being more particularly described on Exhibit E attached hereto, and all prepaid rent attributable to the period following the Closing, and subject to Section 4.2.4 below, the security deposits under such Leases (collectively, the “Leasehold Property”).

1.1.3. Real Property. All rights, privileges and easements appurtenant to the Land and the Improvements, if any, including, without limitation, all of Seller’s right, title and interest, if any, in and to all mineral and water rights and all easements, licenses, covenants and other rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and the Improvements (the Land, the Improvements and all such easements and appurtenances are sometimes collectively referred to herein as the “Real Property”).

1.1.4. Personal Property. All personal property (including equipment), if any, owned by Seller and located on the Real Property as of the date hereof, all inventory located on the Real Property on the date of Closing (hereinafter defined), and all fixtures (if any) owned by Seller and located on the Real Property as of the date hereof, including, without limitation, all on-premises signs (the “Personal Property”), including the personal property set forth in Exhibit D attached hereto.

1.1.5. Intangible Property. All (i) non-exclusive trademarks and trade names, if any, used or useful in connection with the Real Property, but only to the extent that the same are not trademarks or trade names of Seller or any of Seller’s affiliated companies (including those containing the name “Arrington” or “Star Storage”) (collectively, the “Trade Names”), (ii) Seller’s interest, if any, in and to any service, equipment, supply and maintenance contracts (the “Contracts”) guarantees, licenses, approvals, certificates, permits and warranties relating to the property, to the extent assignable, (iii) all “yellow page” advertisements, (iv) all transferable utility contracts, (v) all transferable telephone exchange numbers, including the telephone numbers 210-828-2233; 210-732-7775; 281-354-4125; and 303-360-0422 and the telecopy numbers 210-828-9240; 210-732-5252; 281-354-4622; and 303-364-9185, (vi) all plans and specifications, if any, (vii) all licenses, permits, engineering plans and landscape plans, if any, and (viii) the website information, paid search campaigns and local listing information owned by Seller and listed on Exhibit K attached hereto and Seller agrees to redirect the domain names of Seller for a period of twelve (12) months after Closing in the manner described on Exhibit K attached hereto (collectively, the “Intangible Property”). The Real Property, the Leasehold Property, the Personal Property, the Trade Names and the Intangible Property are sometimes collectively hereinafter referred to as the “Property”.

1.2. Excluded Property. It is hereby acknowledged by the parties that Seller shall not convey to Purchaser claims relating to any real property tax refunds or rebates for periods accruing prior to the Closing, existing insurance claims, and any existing claims against tenants of the Property for past due rents or any settlements with prior tenants of the Property (including but not limited to that certain settlement between Borden Park, L.P. and/or David H. Arrington and A.H. Cadwaller a/k/a A.H. Cadwaller IV a/k/a Aldes H. Cadwaller IV d/b/a Broadway Frozen Foods and Lockers, Inc.), which claims shall be reserved by Seller. In addition, for the avoidance of doubt, the parties agree that Arrington’s Self Storage of Aurora, L.P. is not selling or conveying any interest in that certain real property described on Exhibit A-1 attached hereto and herein incorporation for all purposes.

ARTICLE II.

Purchase Price

2.1. Purchase Price. The purchase price for the Property shall be THIRTY NINE MILLION AND NO/100 DOLLARS ($39,000,000.00) (the “Purchase Price”). The Purchase Price, as adjusted by all prorations as provided for herein, shall be paid to Seller by Purchaser at Closing, as herein defined, by wire transfer of immediately available federal funds to the Escrow Agreement. The Purchase Price shall be allocated to the properties as set forth on Exhibit C attached hereto.

ARTICLE III.

Deposit

3.1. Initial Deposit. Within three (3) business days after the Effective Date, as defined in Section 16.4 of this Agreement and as a condition precedent to the formation of this Agreement, Purchaser shall deposit ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) (the “Deposit”) with Fidelity National Title Insurance Company, 1400 Post Oak Boulevard, Suite 740, Houston, Texas 77056, Attention: Lolly Avant (the “Escrow Agent”) in immediately available federal funds, the receipt of which is hereby acknowledged by Escrow Agent’s execution hereof. If Purchaser shall fail to deposit the Deposit within the time period provided for above, Seller may at any time prior to the deposit of the Deposit, terminate this Agreement, in which case this Agreement shall be null and void ab initio and in such event Escrow Agent shall immediately deliver to Seller all copies of this Agreement in its possession and thereafter, neither party shall have any further rights or obligations to the other hereunder, except as otherwise set forth in this Agreement. As used herein, the term “Deposit” means the Deposit, together with all interest accrued thereon.

3.2. Additional Deposit. Intentionally Deleted.

3.3. Application of Deposit. If the Closing occurs, the Deposit shall be paid to Seller and credited against the Purchase Price at Closing. If the Closing does not occur in accordance with the terms hereof, the Deposit shall be held and delivered as hereinafter provided.

3.4. Interest Bearing. The Deposit shall (i) be held in an interest-bearing escrow account by Escrow Agent in an institution as directed by Purchaser and reasonably acceptable to Seller and (ii) include any interest earned thereon.

3.5. Escrow Agent. Escrow Agent is executing this Agreement to acknowledge Escrow Agent’s responsibilities hereunder, which may be modified only by a written amendment signed by all of the parties. Any amendment to this Agreement that is not signed by Escrow Agent shall be effective as to the parties thereto, but shall not be binding on Escrow Agent. Escrow Agent shall accept the Deposit with the understanding of the parties that Escrow Agent is not a party to this Agreement except to the extent of its specific responsibilities hereunder, and does not assume or have any liability for the performance or non-performance of Purchaser or Seller hereunder to either of them. Additional provisions with respect to the Escrow Agent are set forth in Section 16.17 below.

3.6. Independent Consideration. Within one (1) business day after the Effective Date, Purchaser shall pay to Seller (outside of Escrow) the sum of FIFTY AND NO/100

DOLLARS ($50.00), as independent consideration for the execution of this Agreement. Such independent consideration shall be nonrefundable and shall not be applied against the Purchase Price.

ARTICLE IV.

Closing, Prorations and Closing Costs

4.1. Closing. The closing of the purchase and sale of the Property shall occur on or before noon Dallas time on or before Thursday, December 17, 2015 and shall be held through escrow at the offices of the Escrow Agent, or at such other place agreed to by Seller and Purchaser. “Closing” shall be deemed to have occurred when the Title Company has been instructed by both parties to release escrow and to record the Deed. Time is hereby made of the essence. The date of Closing is referred to in this Agreement as the “Closing Date.”

4.2. Prorations. All matters involving prorations or adjustments to be made in connection with Closing and not specifically provided for in some other provision of this Agreement shall be adjusted in accordance with this Section 4.2. Except as otherwise set forth herein, all items to be prorated pursuant to this Section 4.2 shall be prorated as of midnight of the day immediately preceding the Closing Date, with Purchaser to be treated as the owner of the Property, for purposes of prorations of income and expenses, on and after the Closing Date.

4.2.1. Taxes. Except to the extent payable directly by the tenants under the Leases, real estate and personal property taxes and special assessments, if any, shall be prorated as of the Closing Date. Seller shall pay all real estate and personal property taxes and special assessments payable during the year of Closing and attributable to the Property to, but not including, the Closing Date. If the real estate and/or personal property tax rate and assessments payable during the year of Closing have not been set for the year, then the proration of such taxes shall be based upon the rate and assessments for the preceding tax year and such proration shall be adjusted in cash between Seller and Purchaser upon presentation of written evidence that the actual taxes paid during the year in which the Closing occurs, differ from the amounts used in the Closing in accordance with the provisions of Section 4.2.5 hereof. All taxes imposed due to a change of use of the Property after the Closing Date shall be paid by the Purchaser. If any taxes which have been apportioned shall subsequently be reduced by abatement, the amount of such abatement, less the cost of obtaining the same and after deduction of sums payable to tenants under Leases or expired or terminated Leases, shall be equitably apportioned between the parties hereto.

4.2.2. Insurance. There shall be no proration of Seller’s insurance premiums or assignment of Seller’s insurance policies. Purchaser shall be obligated (at its own election) to obtain any insurance coverage deemed necessary or appropriate by Purchaser.

4.2.3 Utilities. Purchaser and Seller hereby acknowledge and agree that the amounts of all telephone, electric, sewer, water and other utility bills, trash removal bills, janitorial and maintenance service bills and all other operating expenses relating to the Property and allocable to the period prior to the Closing Date shall be determined and paid by Seller before Closing, if possible, or shall be paid thereafter by Seller or as to utilities and other customarily prorated expenses adjusted between Purchaser and Seller following Closing immediately after the same have been determined. Seller shall attempt to have all utility meters read as of the Closing Date. Purchaser shall cause all utility services to be placed in Purchaser’s name as of the Closing Date. If permitted by the applicable utilities, all utility deposits in Seller’s name shall be assigned to Purchaser as of the Closing Date and Seller shall receive a credit therefor at Closing.

4.2.4. Rents. Rents (including, without limitation, estimated pass-through payments, payments for common area maintenance reconciliations, all additional charges payable by tenants under the Leases or miscellaneous income generated from the Property (collectively, “Rents”)) collected by Seller prior to Closing shall be prorated as of the Closing Date. At Closing, Purchaser shall pay Seller an amount equal to seventy percent (70%) of all Rents that are delinquent as of Closing by 30 days or less (the “Delinquent Rents”), and after Closing, Seller shall have no claim to any Delinquent Rents or Rents that are paid by tenants of the Property after Closing. All Delinquent Rents that are received by Purchaser following Closing shall be retained by Purchaser, and Seller shall have no rights with respect thereto. If, subsequent to the Closing, any rents or other income are actually received by Seller, Seller shall immediately remit the same to Purchaser and Seller shall have no rights with respect thereto. After Closing, Seller shall not proceed against tenants for Rent allocable to the period of Seller’s ownership of the Property. The amount of any unapplied security deposits under the Leases held by Seller in cash at the time of Closing shall be credited against the Purchase Price; accordingly, Seller shall retain the actual cash deposits and Purchaser shall be responsible for same to the applicable tenants.

4.2.5. Calculations. For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Property, and, therefore entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and a three hundred sixty five (365) day year. The amount of such prorations shall be initially performed at Closing but shall be subject to adjustment in cash after the Closing as and when complete and accurate information becomes available, if such information is not available at the Closing. Seller and Purchaser agree to cooperate and use their best efforts to make such adjustments no later than sixty (60) days after the Closing (or as soon thereafter as may be practicable, with respect to common area maintenance and other additional rent charges (including pass-throughs for real estate and personal property taxes and special assessments) payable by tenants under leases). Except as set forth in this Section 4.2, all items of income and expense which accrue for the period prior to the Closing will be for the account of Seller and all items of income and expense which accrue for the period on and after the Closing will be for the account of Purchaser. The provisions of Section 4.2 shall survive the Closing.

4.2.6. Prepaid Items. Any prepaid items, including, without limitation, fees for licenses which are transferred to the Purchaser at the Closing and annual permit and inspection fees shall be apportioned between the Seller and the Purchaser at the Closing.

4.2.7. Declaration Assessments. Any assessments and other charges paid by Seller under any private declaration affecting the Property shall be prorated between Seller and Purchaser at the Closing.

4.3. Closing Costs. Seller shall pay all applicable transfer taxes, documentary stamp taxes and similar charges relating to the transfer of the Property and the basic title premium for the Owner’s Policy, provided, however, in the event Purchaser requests that the Title Company issue more than one Owner’s Policy (hereinafter defined) relative to the Property, Seller shall in no event be obligated to pay any title insurance premium in excess of the amount that would be payable if Purchaser requested a single Owner’s Policy for the Property in the amount of the Purchase Price (such incremental cost, the “Incremental Title Insurance Cost”). Purchaser shall pay the cost of any endorsements to the Owner’s Policy, the Incremental Title Insurance Cost, if any, and the cost of the Survey and any update or other changes requested by Purchaser to the Survey, including the cost of any ALTA Table A items or other certifications.

4.4. Use of Name. Purchaser shall discontinue the use of the name “Arrington’s Self Storage”, “Star Storage” or similar names in any internet (including Google, Bing, or other internet-based forms of advertising) or physical directory advertising which comes up for renewal after the Closing Date, but shall continue to have the right to use such names until the current directory advertising is discontinued or the applicable cycle of internet-based advertising expires. The provisions of this Section 4.4 shall survive Closing.

4.5. Use of Current Signs and Signage. For a commercially reasonable time following Closing, Purchaser shall have the right to continue to use the existing signs and signage bearing Seller’s names and branding which are located on the Property. Purchaser shall use commercially reasonable efforts to promptly obtain the necessary permits and approvals and to replace the signs and signage with Purchaser’s sign, names and branding. The provisions of this Section 4.5 shall survive Closing.

ARTICLE V.

Purchaser’s Right of Inspection; Feasibility Period

5.1. Right to Evaluate. Commencing on the Effective Date and continuing until 5:00 p.m. Dallas time on Friday, December 4, 2015 (the “Feasibility Period”), Purchaser and its agents shall have the right during business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser’s sole cost and expense and at Purchaser’s and its agents’ sole risk, to perform inspections and tests of the Property and to perform such other analyses, inquiries and investigations as Purchaser shall deem necessary or appropriate; provided, however, that in no event shall (i) such inspections or tests unreasonably disrupt or disturb the on-going operation of the Property or the rights of the tenants at the Property, or (ii) Purchaser or its agents or representatives conduct any physical testing, drilling, boring, sampling or removal of, on or through the surface of the Property (or any part or portion thereof) including, without limitation, any ground borings or invasive testing of the Improvements (collectively, “Physical Testing”), without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion. In the event Purchaser desires to conduct any such Physical Testing of the Property, then Purchaser shall submit to Seller, for Seller’s approval, a written detailed description of the scope and extent of the proposed Physical Testing, which approval may be given or withheld in Seller’s sole and absolute discretion. If Seller does not approve the Physical Testing or approves only a portion thereof, Purchaser may, at its option, by sending written notice to Seller, elect to, either (i) terminate this Agreement or (ii) conduct during the Feasibility Period that portion of the Physical Testing approved by Seller, if any, or if Seller disapproves the entire proposed Physical Testing, affirmatively agree to forego any Physical Testing of the Property. In the event Purchaser terminates this Agreement as aforesaid, the Deposit shall be immediately refunded to Purchaser without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller and this Agreement shall terminate and be of no further force and effect other than the Surviving Termination Obligations (as hereinafter defined). In no event shall Seller be obligated as a condition of this transaction to perform or pay for any environmental remediation of the Property recommended by any such Physical Testing. After making such tests and inspections, Purchaser agrees to promptly restore the Improvements and surface of the Real Property to its condition prior to such tests and inspections (which obligation shall survive the Closing or any termination of this Agreement). Prior to Purchaser entering the Property to conduct the inspections and tests described above, Purchaser shall obtain and maintain, at Purchaser’s sole cost and expense, and shall deliver to Seller evidence of, the following insurance coverage, or shall cause each of its agents and contractors to obtain and maintain, and, upon request of Seller, shall deliver to Seller evidence of, the following insurance coverage: general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of Three Million and No/100 Dollars ($3,000,000.00) combined single limit for personal injury and property damage per occurrence, such policy to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage caused by Purchaser or its agents, employees or contractors in connection with such inspections and tests. Before the entry unto the Property by Purchaser or any of its agents, Purchaser must furnish Seller with a certificate of insurance, evidencing the above coverages, on ACORD Form 27 (and not ACORD Form 25-S), which certificate must provide that such insurance shall not be cancelled or changed until at least ten (10) days’ written notice is given to Seller. Seller shall have the right, in its discretion, to accompany Purchaser and/or its agents during any inspection (including, but not limited to, tenant interviews) provided Seller or its agents do not unreasonably interfere with Purchaser’s inspection.

5.2. Inspection Obligations and Indemnity. Purchaser and its agents and representatives shall: (a) not unreasonably disturb the tenants of the Improvements or interfere with their use of the Real Property pursuant to their respective Leases; (b) not interfere with the operation and maintenance of the Real Property; (c) not damage any part of the Property or any personal property owned or held by any tenant; (d) not injure or otherwise cause bodily harm to Seller, its agents, contractors and employees or any tenant; (e) promptly pay when due the costs of all tests, investigations and examinations performed by Purchaser with regard to the Property; (f) not permit any liens to attach to the Property by reason of the exercise of its rights hereunder; (g) restore the Improvements and the surface of the Real Property to the condition in which the same was found before any such inspection or tests were undertaken; (h) not reveal or disclose any information obtained during the Feasibility Period concerning the Property to anyone outside Purchaser’s organization other than its agents, consultants, representatives, attorneys, lenders, financial partners and their agents, consultants and representatives; (i) not contact or otherwise interview any tenant except in the presence of Seller or one of Seller’s representatives; and (j) not contact any Federal, State or local governmental authority concerning the Property, other than standard requests for zoning verification materials. Purchaser shall, at its sole cost and expense, comply with all applicable federal, state and local laws, statutes, rules, regulations, ordinances or policies in conducting its inspection of the Property and Physical Testing. Purchaser shall, and does hereby agree to indemnify, defend and hold the Seller, its partners, officers, directors, employees, agents, attorneys and their respective successors and assigns, harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including but not limited to reasonable attorneys’ fees) arising out of Purchaser’s or Purchaser’s agents’ actions taken in, on or about the Property in the exercise of the inspection right granted pursuant to Section 5.1, including, without limitation, (i) claims made by any tenant against Seller for Purchaser’s entry into such tenant’s premises or any interference with any tenant’s use or damage to its premises or property in connection with Purchaser’s review of the Property, and (ii) Purchaser’s obligations pursuant to this Section 5.2, but exclusive of any damages to the marketability of the Property resulting from any adverse tests or inspections obtained by Purchaser. This Section 5.2 shall survive the Closing and/or any termination of this Agreement.

5.3. Seller Deliveries. Seller has made available to Purchaser, all of the items specified on Exhibit B attached hereto (the “Documents”) but only to the extent such items are in Seller’s possession or control; provided, however, except as otherwise expressly set forth in Section 7.1 hereof, Seller makes no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of or conclusions drawn in the information contained in such documents, if any, relating to the Property. Subject to Seller’s representations and warranties set forth in Section 7.1 hereof and in the documents delivered by Seller at Closing, Purchaser hereby waives any and all claims against Seller arising out of the accuracy, completeness, conclusions or statements expressed in materials so furnished and any and all claims arising out of any duty of Seller to acquire, seek or obtain such materials. Notwithstanding anything contained in the preceding sentence, Seller shall not deliver or make available to Purchaser Seller’s internal memoranda, attorney-client privileged materials, roof or other physical inspection reports, internal appraisals and economic evaluations of the Property, and reports regarding the Property prepared by Seller or its affiliates solely for internal use or for the information of the investors in Seller. Purchaser acknowledges that any and all of the Documents that are not otherwise known by or available to the public are proprietary and confidential in nature and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Prior to Closing, Purchaser agrees not to disclose such non-public Documents, or any of the provisions, terms or conditions thereof, to any party outside of Purchaser’s organization other than its agents, consultants, attorneys, representatives, lenders and financial partners and their agents, consultants and representatives. Purchaser shall return all of the Documents provided by Seller to Purchaser, on or before three (3) business days after the first to occur of (a) such time as Purchaser notifies Seller in writing that it shall not acquire the Property, or (b) such time as this Agreement is terminated for any reason. This Section 5.3 shall survive any termination of this Agreement without limitation, except as provided in Section 12.1 below.

5.4. Independent Examination. Purchaser hereby acknowledges that it has been, or will have been given, prior to the termination of the Feasibility Period, a full, complete and adequate opportunity to make such legal, factual and other determinations, analyses, inquiries and investigations as Purchaser deems necessary or appropriate in connection with the acquisition of the Property. Purchaser is relying upon its own independent examination of the Property and all matters relating thereto and not upon any statements of Seller (excluding the matters expressly represented by Seller in Article VII hereof) or of any officer, director, employee, agent or attorney of Seller with respect to acquiring the Property. Subject to Seller’s representations and warranties set forth in Article VII hereof, Seller shall not be deemed to have represented or warranted the completeness or accuracy of any studies, investigations and reports heretofore or hereafter furnished to Purchaser. The provisions of this Section 5.4 shall survive Closing and/or termination of this Agreement.

5.5. Termination Right. In the event that Purchaser determines that it does not desire to acquire the Property for any reason or for no reason and in Purchaser’s sole discretion, Purchaser shall provide written notice to Seller before the end of the Feasibility Period, and, subject to the Surviving Termination Obligations (as defined in Section 16.12 herein), this Agreement shall terminate, the Deposit shall be delivered to Purchaser without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller and thereupon neither party shall have any further rights or obligations to the other hereunder. If Purchaser shall fail to timely notify Seller in writing of its election to terminate this Agreement on or before the expiration of the Feasibility Period, time being of the essence, the termination right described in this Section 5.5 shall be immediately null and void and of no further force or effect. Purchaser’s failure to provide such notice on or before the end of the Feasibility Period shall constitute Purchaser’s waiver of the herein-described termination right. This is an “all or none” transaction and Purchaser has no right to terminate this Agreement as to any part of the Property.

5.6. Copies of Reports. As additional consideration for the transaction contemplated herein, Purchaser agrees that it will provide to Seller, within five (5) days following a written request therefor, copies of any and all third (3rd) party reports, tests or studies relating to the Property in Purchaser’s possession, including but not limited to those involving environmental matters. Notwithstanding any provision of this Agreement, no termination of this Agreement shall terminate Purchaser’s obligations pursuant to the foregoing sentence.

ARTICLE VI.

Title and Survey Matters

6.1. Title. Purchaser hereby acknowledges receipt of a title insurance commitment (the “Commitment”) for an Owner’s Policy of Title Insurance, issued by Fidelity National Title Insurance Company (the “Title Company”), covering the Real Property, together with a copy of all exceptions set forth therein. Purchaser shall notify Seller in writing (such written notice, (“Purchaser’s Title Objection Notice”) on or before November 30, 2015 (the “Title Deadline Date”) of any title exceptions identified in the Commitment which Purchaser disapproves (such disapproved title and survey matters, collectively, the “Unpermitted Exceptions”). If Purchaser elects not to terminate this Agreement under Section 5.5, Purchaser will be deemed to have waived any Unpermitted Exceptions which remain uncured as of the end of the Feasibility Period (other than those Unpermitted Exceptions, if any, which Seller, in Seller’s sole discretion, has agreed in Seller’s Response to cure prior to Closing) and such uncured Unpermitted Exceptions shall be deemed to be Permitted Exceptions. Purchaser and Seller hereby agree that (i) all non-delinquent property taxes and assessments, (ii) the rights of the tenants under the Leases, and (iii) all matters created by or on behalf of Purchaser, including, without limitation, any documents or instruments to be recorded as part of any financing for the acquisition of the Property by Purchaser, shall constitute “Permitted Exceptions”. Notwithstanding anything to the contrary, any deed of trust liens created or assumed by Seller against the Property or any tax or mechanics’ liens filed against the Property as a result of Seller’s acts or failure to act (and not the act or failure to act of any tenant), whether or not timely objected, shall not be Permitted Exceptions and shall be removed or terminated, as applicable, by Seller on or before Closing. Without Seller’s prior written consent, Purchaser shall not make any application to any governmental agency for any permit, approval, license or other entitlement for the Property or the use or development thereof.

6.2. Survey. Seller has provided Purchaser with a copy of Seller’s existing survey of the Property (the “Existing Survey”). Purchaser shall have the right to request a new survey or an update to the Existing Survey (any such new or updated survey, the “Survey”) during the Feasibility Period. If the Survey discloses any Unpermitted Exceptions, Purchaser shall include same in Purchaser’s Title Objection Notice to be delivered no later than the Title Deadline Date. Any survey matter shown on the Survey not disapproved in writing within said time period (or otherwise shown on the Survey as of the last day of the Feasibility Period) shall be deemed approved by Purchaser and shall constitute a Permitted Exception hereunder. If Purchaser elects not to terminate this Agreement under Section 5.5,

Purchaser will be deemed to have waived any survey objections which remain uncured as of the end of the Feasibility Period and such uncured survey objections shall be considered Permitted Exceptions. If Purchaser fails, for any or no reason, to obtain the Survey during the Feasibility Period, Purchaser will be deemed to have waived any requirement set forth in this Agreement regarding the Survey and all matters shown on the Existing Survey or which would be shown on a current survey of the Property had one been obtained (except to the extent Purchaser objects to matters reflected in the Existing Survey in the same manner provided for matters that would have been disclosed by the Survey, if obtained by Purchaser, in accordance with this Section 6.2), shall also be considered “Permitted Exceptions.”

6.3. Title Objections. If Seller receives Purchaser’s Title Objection Notice on or prior to the Title Deadline Date, Seller may elect (but shall not be obligated) to attempt to remove, or cause to be removed at its expense, any Unpermitted Exceptions. Seller shall give Purchaser notice on or before the two (2) days prior to the expiration of the Feasibility Period of its intention to cure any Unpermitted Exceptions and, if Seller fails to so provide any such notice, Seller will be deemed to have elected not to cure any Unpermitted Exceptions. If Seller elects (or is deemed to have elected) not to attempt to cure any Unpermitted Exceptions, Purchaser shall have the right to terminate this Agreement and receive a refund of the Deposit or to waive such Unpermitted Exceptions and proceed to the Closing. Purchaser must make such election on or before the last day of the Feasibility Period. If Purchaser elects to proceed to the Closing, any Unpermitted Exceptions shall be deemed waived by Purchaser and, as a result, shall be deemed Permitted Exceptions. If Purchaser elects to terminate this Agreement, Purchaser shall promptly return or destroy (at Purchaser’s election, subject to Purchaser’s customary document retention policy) the Documents to Seller and, subject to the Surviving Termination Obligations, this Agreement shall terminate, the Deposit shall be delivered to Purchaser without that consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller and thereupon neither party shall have any further rights or obligations to the other hereunder. Purchaser’s failure to provide written notice of its election to waive such Unpermitted Exceptions or to terminate this Agreement on or before the last day of the Feasibility Period shall be deemed an election by Purchaser to waive such Unpermitted Exceptions and to proceed to the Closing, in which case such Unpermitted Exceptions shall be deemed Permitted Exceptions.

6.4. New Title Exceptions. Notwithstanding anything to the contrary contained herein, if the Commitment is updated, and, if Purchaser obtains the Survey during the Feasibility Period, such Survey if further updated, in each case after the Feasibility Period to reflect a new title or survey exception which would, in Purchaser’s reasonable opinion, materially adversely affect title to the Property (a “New Title Exception”), Purchaser shall, as long as such New Title Exception was not caused, created or consented to by Purchaser, have the right to object to same by delivery of written notice to Seller (the “New Title Objection Notice”) on or before the earlier of the Closing Date or three (3) business days following the date Purchaser receives the updated Commitment or Survey. If Purchaser fails to timely deliver the New Title Objection Notice, Purchaser will be deemed to have waived such New Title Exception and same will be considered a Permitted Exception hereunder. Seller has no obligation to cure any New Title Exception, but if Seller timely receives a New Title Objection Notice and fails to provide the Title Company with such affidavits, indemnities, bonds or other assurances necessary for the Title Company to issue the Title Policy without exception for such New Title Exception, then Purchaser shall have the right to terminate this Agreement by delivery of written notice to Seller and the Title Company on or before the Closing Date. If Purchaser timely delivers such termination notice, the Deposit shall be delivered to Purchaser without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller and thereupon neither party shall, subject to the Surviving Termination Obligations, have any further rights or obligations to the other hereunder. If Purchaser shall fail to timely notify Seller in writing of its election to terminate this Agreement on or before the Closing Date, time being of the essence, the termination right described in this Section 6.4 shall be immediately null and void and of no further force or effect, the Closing will occur as scheduled and the Permitted Exceptions will include all uncured New Title Exceptions.

ARTICLE VII.

Representations and Warranties of the Seller

7.1. Seller’s Representations. Seller represents and warrants, jointly and severally, that the following matters are true and correct as of the Effective Date with respect to the Property and as a condition of Closing, these matters will be true and correct at Closing.

7.1.1. Authority. Each Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Texas. This Agreement has been duly authorized, executed and delivered by Seller, is the legal, valid and binding obligation of Seller, and does not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject. All documents to be executed by Seller which are to be delivered at Closing, will (i) be duly authorized, executed and delivered by Seller, (ii) be legal, valid and binding obligations of Seller, and (iii) not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject.

7.1.2. Foreign Person. Seller is not a foreign person within the meaning of Section 1445(f) of the Internal Revenue Code, and Seller agrees to execute any and all documents necessary or required by the Internal Revenue Service or Purchaser in connection with such declaration(s).

7.1.3. No Default. The execution and delivery of this Agreement, and consummation of the transaction described in this Agreement, will not constitute a default under any contract, lease, or agreement to which Seller is a party and relating to the Property.

7.1.4. No Suits. There is no action, suit or proceeding pending against Seller and relating to or arising out of the ownership, management or operation of the Property, in any court or before or by and federal, state, or municipal department, commission, board, bureau or agency or other governmental instrumentality.

7.1.5. Leases. The Leases listed on the rent rolls attached hereto as Exhibit E, as the same shall be updated at Closing by Seller, are all of the occupancy and space leases affecting the Property as of the Effective Date.

7.1.6. Rent Rolls/Financial Documents. The rent rolls, financial statements and other financial information prepared by Seller and heretofore made available by Seller to Purchaser were prepared by or for Seller in the ordinary course of its business and are the same books, records and other information used and relied upon by Seller in its operation of the Property and are true and correct in all material respects. At Closing, Seller shall deliver to Purchaser updated rent roll which shall be true and correct in all material respects.

7.1.7. Bankruptcy or Debt of Seller. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or received written notice of any pending, or to Seller’s knowledge, threatened in writing (a) filing of an involuntary petition by Seller’s creditors, (b) appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (c) attachment or other judicial seizure of all, or substantially all, of Seller’s assets. Seller has not admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally that would materially and adversely affect Seller’s ability to consummate the transactions contemplated hereunder.

7.1.8. Environmental. Except as expressly set forth in Seller’s environmental reports heretofore made available by Seller to Purchaser, to the best of Seller’s knowledge, Seller has received no written notice from any governmental authority that there are any violations of environmental statutes, ordinances or regulations affecting the Property.

7.1.9 Employees. There are no employees who are employed by Seller in the operation, management or maintenance of the Property whose employment will continue after the Closing. On and after the Closing, there will be no obligations concerning any pre-Closing employees of Seller, nor will there be any property management agreement retained by Seller which will be binding on Purchaser or the Property.

7.1.10. Patriot Act. Neither Seller nor, to the best of Seller’s knowledge, any person, group, entity or nation that Seller is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 23, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any applicable Federal, State or local law, rule or regulation (each a “Law” and collectively, the “Laws”) that is enforced or administered by the Office of Foreign Assets Control, and Seller is not knowingly engaging in the transaction described in this

Agreement, directly or indirectly, on behalf of, or instigating or facilitating such transaction, directly or indirectly, on behalf of, and is not controlled by (with ownership of 20% or more of Seller’s voting securities being a presumptive control position) any such person, group, entity or nation. Neither Seller, nor any person that controls Seller, has its principal place of business or conducts the majority of its business operations (measured by revenue) in any nation described in the preceding sentence. Seller is not knowingly engaging in this transaction, directly or indirectly, in violation of any Laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Seller have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Seller is prohibited by Law or that the transaction or this Agreement is or will be in violation of Law. Seller has and will continue from and after the Effective Date and until the Closing or the earlier termination of this Agreement, to implement procedures, and has consistently and will continue to from and after the Effective Date and until the Closing or the earlier termination of this Agreement, consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.

7.1.11. Condemnation. Seller has not received, with respect to the Property, written notice from any governmental authority regarding any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to the Property or that otherwise affects the Land or the Improvements.

7.1.12. Litigation. There is no existing or pending (or to Seller’s knowledge threatened) litigation affecting Seller or the Property.

7.2. Seller’s Knowledge. For purposes of this Agreement and any document delivered at Closing, whenever the phrases “to the best of Seller’s knowledge”, “to the current, actual, conscious knowledge of Seller” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to refer to the current, actual, conscious knowledge only, and not any implied, imputed or constructive knowledge, without any independent investigation having been made or any implied duty to investigate, of David H. Arrington and Seller represents that the foregoing are those employees of Seller with the responsibility for overseeing the sale, management and operation of the Property. Such individuals have no personal liability under this Agreement or otherwise with respect to the Property.

7.3. Change in Representation/Waiver. Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that Purchaser shall not be entitled to rely on any representation made by Seller in this Article VII to the extent, prior to or at Closing, Purchaser shall have or obtain actual knowledge of any information that was contradictory to such representation or warranty; provided, however, if Purchaser determines prior to Closing that there is a breach of any of the representations and warranties made by Seller above, then Purchaser may, at its option, by sending to Seller written notice of its election either (i) terminate this Agreement or (ii) waive such breach and proceed to Closing with no adjustment in the Purchase Price and Seller shall have no further liability as to such matter thereafter. In the event Purchaser terminates this

Agreement for the reasons set forth above, the Deposit shall be immediately refunded to Purchaser, and, to the extent any such breach materially and adversely affects the Property, Seller shall reimburse Purchaser for all out of pocket expenses incurred by Purchaser in connection with this Agreement, including, without limitation, all fees, costs or expenses incurred by Purchaser in connection with the financing of its intended acquisition of the Property, such as loan deposits, commitment fees, rate lock fees and similar lender expenses in an amount not to exceed, in the aggregate, One Hundred Twenty Five Thousand and 00/100 Dollars ($125,000.00), and thereafter, neither Purchaser nor Seller shall thereafter have any other rights or remedies hereunder other than the Surviving Termination Obligations. In furtherance thereof, except as provided above, Seller shall have no liability with respect to any of the foregoing representations and warranties or any representations and warranties made in any other document executed and delivered by Seller to Purchaser, to the extent that, prior to the Closing, Purchaser discovers or learns of information (from whatever source, including, without limitation the property manager, the tenant estoppel certificates, as a result of Purchaser’s due diligence tests, investigations and inspections of the Property, or disclosure by Seller or Seller’s agents and employees) that contradicts any such representations and warranties, or renders any such representations and warranties untrue or incorrect, and Purchaser nevertheless consummates the transaction contemplated by this Agreement.

7.4. Survival. All representations and warranties of Seller in this Agreement (a) shall expire and be of no further force and effect as of the sixty-first (61st) day following the Closing Date (the period between the Closing and such date, the “Survival Period”) except to the extent, and only to the extent, if any, that Purchaser shall have given Seller written notice during the Survival Period which describes in reasonable detail the breach or alleged breach of such representations and warranties and the curative actions requested by Purchaser and provides Seller with a reasonable period of time in which to resolve such matters to the reasonable satisfaction of Purchaser; and (b) shall expire and be of no further force and effect on the first day following the second (2nd) anniversary of the Closing Date (the period between the Closing and such day, the “Claim Commencement Period”) with respect to any matters disclosed in a notice delivered by Purchaser to Seller during the Survival Period except to the extent, and only to the extent, if any, that Purchaser shall have instituted litigation during the Claim Commencement Period with respect to matters disclosed in such notice which have not previously been resolved.

ARTICLE VIII.

Representations and Warranties of Purchaser

8.1. Purchaser represents and warrants to Seller that the following matters are true and correct as of the Effective Date.

8.1.1 Authority. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. To the best of Purchaser’s knowledge, this Agreement has been duly authorized, executed and delivered by Purchaser, is the legal, valid and binding obligation of Purchaser, and does not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject. To the best of Purchaser’s knowledge, all documents to be executed by Purchaser which are to be delivered at Closing, at the time of Closing will be duly authorized, executed and delivered by Purchaser, at the time of Closing will be legal, valid and binding obligations of Purchaser, and at the time of Closing will not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.

8.1.2. Bankruptcy or Debt of Purchaser. Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Purchaser’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

8.1.3. No Financing Contingency. It is expressly acknowledged by Purchaser that this transaction is not subject to any financing contingency, and no financing for this transaction shall be provided by Seller.

8.1.4. No Consents. No consent to the acquisition of the Property by Purchaser is required to be obtained from any person or entity, including, without limitation, any governmental agency or public administrative body.

8.1.5. Patriot Act. Neither Purchaser nor any person, group, entity or nation that Purchaser is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 23, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any applicable Federal, State or local law, rule or regulation (each a “Law” and collectively, the “Laws”) that is enforced or administered by the Office of Foreign Assets Control, and Purchaser is not engaging in the transaction described in this Agreement, directly or indirectly, on behalf of, or instigating or facilitating such transaction, directly or indirectly, on behalf of, and is not controlled by (with ownership of 20% or more of Purchaser’s voting securities being a presumptive control position) any such person, group, entity or nation. Neither Purchaser, nor any person that controls Purchaser, has its principal place of business or conducts the majority of its business operations (measured by revenue) in any nation described in the preceding sentence. Purchaser is not engaging in this transaction, directly or indirectly, in violation of any Laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Purchaser have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Purchaser is prohibited by Law or that the transaction or this Agreement is or will be in violation of Law. Purchaser has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.

8.2. Purchaser’s Acknowledgment. Purchaser acknowledges and agrees that, except as expressly provided in this Agreement, Seller has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (a) the nature, quality or condition of the Property, including, without limitation, the water, soil and geology, (b) the income to be derived from the Property, (c) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon, (d) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, including, without limitation, the Americans with Disabilities Act and any rules and regulations promulgated thereunder or in connection therewith, (e) the habitability, merchantability or fitness for a particular purpose of the Property, or (f) any other matter with respect to the Property, and specifically that, except as provided herein, Seller has not made, does not make and specifically disclaims any representations regarding solid waste, as defined by the U.S. Environmental Protection Agency regulations at 40 C.F.R., Part 261, or the disposal or existence, in or on the Property, of any hazardous substance, as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and other applicable state laws, and regulations promulgated thereunder. Purchaser further acknowledges and agrees that, except as expressly provided in this Agreement, having been given the opportunity to inspect the Property, Purchaser is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller. Purchaser further acknowledges and agrees that any information provided or to be provided with respect to the Property was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information. Purchaser further acknowledges and agrees that, except as expressly provided in this Agreement and the documents delivered by Seller at Closing, and as a material inducement to the execution and delivery of this Agreement by Seller, the sale of the Property as provided for herein is made on an “AS IS, WHERE IS” CONDITION AND BASIS “WITH ALL FAULTS.” Purchaser acknowledges, represents and warrants that Purchaser is not in a significantly disparate bargaining position with respect to Seller in connection with the transaction contemplated by this Agreement; that Purchaser freely and fairly agreed to this acknowledgment as part of the negotiations for the transaction contemplated by this Agreement; that Purchaser is represented by legal counsel in connection with this transaction and Purchaser has conferred with such legal counsel concerning this waiver and that Purchaser has assets in excess of $5,000,000. Notwithstanding anything herein to the contrary, in no event shall Seller have any liability for any breach of a representation, warranty, covenant and/or indemnity set forth herein or in any of the closing documents in excess of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) in the aggregate for all claims, including court costs and reasonable attorneys’ fees for enforcement, in the aggregate. The provisions of this Section 8.2 shall survive Closing and/or termination of this Agreement

8.3. Purchaser’s Release. Purchaser on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment manager, property manager, the partners, trustees, shareholders, beneficiaries, directors, officers, employees, attorneys and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with (i) the physical condition of the Property, (ii) the condition of title to the Property, (iii) the presence on, under or about the Property of any hazardous or regulated substance, (iv) the Property’s compliance with any applicable federal, state or local law, rule or regulation, or (v) any other aspect of the Property; provided, however, this release does not apply to Seller’s breach of any of the representations and warranties of Seller set forth in Article VII or in the documents delivered by Seller at Closing, including, without limitation, the Deed (as hereinafter defined). The terms and provisions of this Section 8.3 shall survive Closing and/or termination of this Agreement.

8.4. Survival. All representations and warranties of Purchaser in this Agreement (a) shall expire and be of no further force and effect as of the last day of the Survival Period except to the extent, and only to the extent, if any, that Seller shall have given Purchaser written notice during the Survival Period which describes in reasonable detail the breach or alleged breach of such representations and warranties and the curative actions requested by Seller and provides Purchaser with a reasonable period of time in which to resolve such matters to the reasonable satisfaction of Seller; and (b) shall expire and be of no further force and effect on the last day of the Claim Commencement Period with respect to any matters disclosed in a notice delivered by Seller to Purchaser during the Survival Period except to the extent, and only to the extent, if any, that Seller shall have instituted litigation during the Claim Commencement Period with respect to matters disclosed in such notice which have not previously been resolved.

ARTICLE IX.

Seller’s Interim Operating Covenants.

9.1. Operations. Seller agrees to continue to operate, lease, manage and maintain the Improvements through the Closing Date in the ordinary course of Seller’s business and substantially in accordance with Seller’s present practice, subject to ordinary wear and tear and further subject to Article XII of this Agreement.

9.2. Maintain Insurance. Seller agrees to maintain until the Closing Date fire and extended coverage insurance on the Property which is at least equivalent in all material respects to the insurance policies covering the Real Property and the Improvements as of the Effective Date.

9.3. Personal Property. Seller agrees not to transfer or remove any Personal Property from the Improvements after the Effective Date except for repair or replacement thereof. Any items of Personal Property replaced after the Effective Date shall be promptly installed prior to Closing and shall be of substantially similar quality to the item of Personal Property being replaced.

9.4. No Sales. Except for the execution of tenant Leases in the ordinary course of Seller’s business, Seller agrees that it shall not convey any interest in the Property to any third party.

9.5. Obligation to Provide Notices. Seller agrees to promptly provide Purchaser with copies of any and all notices which Seller receives from and after the Effective Date concerning (i) any proposed or threatened condemnation of the Property, (ii) any alleged violations of the Property with respect to applicable governmental laws or requirements, (iii) any litigation filed or threatened against Seller or the Property, or (iv) any other matter that adversely affects, or potentially could adversely affect, the Property.

ARTICLE X.

Closing Conditions.

10.1. Conditions to Obligations of Seller. The obligations of Seller under this Agreement to sell the Property and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date except to the extent that any of such conditions may be waived by Seller in writing at Closing.

10.1.1. Representations, Warranties and Covenants of Purchaser. All representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties were made anew as of the Closing Date and Purchaser shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser prior to the Closing Date.

10.2. Conditions to Obligations of Purchaser. The obligations of Purchaser under this Agreement to purchase the Property and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date, except to the extent that any of such conditions may be waived by Purchaser in writing at Closing.

10.2.1. Representations, Warranties and Covenants of Seller. All representations and warranties of Seller in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties were made anew as of the Closing Date and Seller shall have performed and complied in all material respects with all covenants and agreement required by this Agreement to be performed or complied with by Seller prior to the Closing Date. Notwithstanding the foregoing, no change in circumstances or status of the tenants (e.g., defaults, bankruptcies or other adverse matters relating to such tenant) occurring after the end of the Feasibility Period, shall permit Purchaser to terminate this Agreement or constitute grounds for Purchaser’s failure to close in accordance with the terms hereof.

10.2.2. Intentionally Deleted.

10.2.3. Title Policy. At Closing, the Title Company shall issue to Purchaser an Owner’s Policy of Title Insurance, subject only to the Permitted Exceptions, provided that in the event the Owner’s Policy of Title Insurance is not available at Closing, then the Title Company shall provide Purchaser at Closing, at Purchaser’s option, with either (i) a “marked title commitment”, committing to issue the Owner’s Policy of Title Insurance in the form required by this Agreement, or (ii) a proforma owner’s title policy, with the Owner’s Policy of Title Insurance to be delivered to Purchaser as promptly after Closing as reasonably possible.

10.2.4. Possession of the Property. Delivery by Seller of possession of the Property, subject to the Permitted Exceptions and the rights of tenants under the Leases.

ARTICLE XI.

Closing

11.l. Purchaser’s Closing Obligations. Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to the Escrow Agent at Closing the following:

11.1.1. The Purchase Price, after all adjustments are made at the Closing as herein provided, by wire transfer or other immediately available federal funds, which amount shall be received in escrow by the Title Company at or before noon Dallas time.

11.1.2 A blanket conveyance and bill of sale, substantially in the form attached hereto as Exhibit G (the “General Assignment”), duly executed by Purchaser, conveying and assigning to Purchaser the Personal Property, the Contracts, the records and plans, and the Intangible Property.

11.1.3. Only with regard to the Leases which are not month-to-month Leases, written notice executed by Purchaser and addressed to the tenants, (i) acknowledging the sale of the Property to Purchaser, (ii) acknowledging that Purchaser has received and is responsible for any security deposits identified in the rent roll, and (iii) indicating that rent should thereafter be paid to Purchaser and giving instructions therefore, substantially in the form attached hereto as Exhibit H; provided, however, that Seller does hereby consent to Purchaser sending post-closing notices to tenants of all month-to-month Leases notifying them of the sale of the Property to Purchaser and indicating that rent should thereafter be paid to Purchaser.

11.1.4. Evidence reasonably satisfactory to the Title Company that the person executing the Closing documents on behalf of Purchaser has full right, power and authority to do so.

11.1.5. A closing statement duly executed by Purchaser setting forth the Purchase Price and any adjustments thereto.

11.1.6. Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, a Colorado Real Property Transfer Declaration (TD-1000) for the Aurora, Colorado Property.

11.2. Seller’s Closing Obligations. Seller, at its sole cost and expense, shall deliver or cause to be delivered to the Escrow Agent the following (it being understood that each party comprising Seller shall deliver one complete set of each of the following closing documents and deliveries relating to the self-storage facility owned by such party):

11.2.1. A special warranty deed (the “Deed”) in recordable form duly executed and acknowledged by Seller conveying to Purchaser the Land and Improvements described on Exhibit A in fee simple, subject only to the Permitted Exceptions, substantially in the form attached hereto as Exhibit F.

11.2.2. The General Assignment, duly executed by Seller, conveying and assigning to Purchaser the Personal Property, the Contracts, the records and plans, and the Intangible Property.

11.2.3. Only with regard to the Leases which are not month-to-month Leases, written notice executed by Seller (i) acknowledging the sale of the Property to Purchaser, (ii) acknowledging that Purchaser has received and is responsible for any security deposits identified in the rent roll, and (iii) indicating that rent should thereafter be paid to Purchaser, substantially in the form attached hereto as Exhibit H.

11.2.4. Evidence reasonably satisfactory to the Title Company that the person executing the Closing documents on behalf of Seller has full right, power and authority to do so.

11.2.5. A certificate duly executed by Seller substantially in the form attached hereto as Exhibit I (“Non-foreign Entity Certification”) certifying that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

11.2.6. The following items, to the extent in Seller’s possession: (i) all keys for all entrance door and spaces which may be locked (whether occupied or not) in the Improvements; and (ii) all original (to the extent available, otherwise copies of) Leases, Contracts, permits, books, records, tenant files, tenant database, operating reports, plains and specifications and other materials reasonably necessary to the continuity of operation of the Property – the foregoing items may be delivered at the Property and not at the Closing.

11.2.7. A closing statement duly executed by Seller setting forth the Purchase Price and any adjustments thereto.

11.2.8. Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, a Colorado Department of Revenue Form DR 1083, Information with Respect to a Conveyance of a Colorado Real Property Interest for the Aurora, Colorado Property.

ARTICLE XII.

Risk of Loss.

12.1. Condemnation and Casualty. If, prior to the Closing Date, all or any portion of the Property is taken by condemnation or eminent domain, or is the subject of a pending taking which has not been consummated, or is destroyed or damaged by fire or other casualty, Seller shall notify Purchaser of such fact promptly after Seller obtains knowledge thereof. If such condemnation or casualty is “Material” (as hereinafter defined), Purchaser shall have the option to terminate this Agreement as to the self-storage facility comprising the Property on which said Material condemnation or casualty occurred (herein referred to as the “Casualty Project”) upon notice to Seller given not later than fifteen (15) days after receipt of Seller’s notice, or the Closing Date, whichever is earlier. If this Agreement is terminated as to a Casualty Project, (i) the portion of the Deposit allocated to such Casualty Project as set forth on Exhibit C attached hereto shall be returned to Purchaser (together with all interest accrued thereon), without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, (ii) the parties shall proceed to Closing with respect to the remainder of the Property, with the Purchase Price being reduced by the portion of the Purchase Price allocable to the Casualty Property, as set forth on Exhibit C attached hereto, and (iii) thereafter neither Seller nor Purchaser shall have any further rights or obligations to the other hereunder with respect to the Casualty Property, except with respect to the Surviving Termination Obligations. If this Agreement is not terminated with respect to a Casualty Property, Seller shall not be obligated to repair any damage or destruction but (x) Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds or condemnation proceeds, as applicable, net of any costs of repairs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty or condemnation including any rent abatement insurance for such casualty or condemnation, (y) Purchaser shall receive a credit against the Purchase Price for any applicable deductible under Seller’s insurance policy, and (z) the parties shall proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price.

12.2. Condemnation Not Material. If the condemnation is not Material, then the Closing shall occur without abatement of the Purchase Price and, after deducting Seller’s reasonable costs and expenses incurred in collecting any award, Seller shall assign, without recourse, all remaining awards or any rights to collect awards to Purchaser on the Closing Date.

12.3. Casualty Not Material. If the Casualty is not Material, then the Closing shall occur without abatement of the Purchase Price and Seller shall not be obligated to repair such damage or destruction and Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds net of any costs of repairs and net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or such casualty including any rent abatement insurance for such casualty and Purchaser shall receive a credit against the Purchase Price for any applicable deductible under Seller’s insurance policy.

12.4. Materiality. For purposes of this Article XII (i) with respect to a taking by eminent domain, the term “Material” shall mean any taking whatsoever, regardless of the amount of the award or the amount of the Property taken, excluding, however, any taking solely of (x) subsurface rights or takings for utility easements or right of way easements, if the surface of the Property, after such taking, may be used in the same manner, as reasonably determined by Purchaser, as though such rights had not been taken, or (y) one lease of less than 10% of the rentable square feet for a term of less than five years, and (ii) with respect to a casualty, the term “Material” shall mean any casualty such that the cost of repairs are greater than Five Hundred Thousand and 00/100 Dollars ($500,000).

ARTICLE XIII.

Default

13.1. Default by Seller. In the event the Closing and the transactions contemplated hereby do not occur as provided herein by reason of the default of Seller, Purchaser may elect, as the sole and exclusive remedy of Purchaser, to (i) terminate this Agreement and receive the Deposit from the Escrow Agent, and, if Seller’s default is intentional or willful, Seller shall reimburse Purchaser for all out-of-pocket expenses incurred by Purchaser in connection with this Agreement, including, without limitation, all fees, costs or expenses incurred by Purchaser in connection with the financing of its intended acquisition of the Property, such as loan deposits, commitment fees, rate lock letters and similar lender expenses in an amount not to exceed in the aggregate Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), and thereafter, Seller shall not have any liability whatsoever to Purchaser hereunder other than with respect to the Surviving Termination Obligations, or (ii) enforce specific performance of Seller’s obligation to convey the Property, without adjustment to, or credit against, the Purchase Price. Purchaser shall be deemed to have elected to terminate this Agreement (as provided in subsection (i) above) if Purchaser fails to deliver to Seller written notice of its intent to file a cause of action for specific performance against Seller on or before ten (10) days after the originally scheduled Closing Date, or having given Seller notice within such 10 day period, fails to file a lawsuit asserting such cause of action within thirty (30) days after the originally scheduled Closing Date. Notwithstanding the foregoing, nothing contained herein shall limit Purchaser’s remedies at law or in equity, as to the Surviving Termination Obligations. Furthermore, notwithstanding anything to the contrary contained herein, in the event Purchaser terminates the Agreement pursuant to Section 7.3 hereof, Purchaser shall not have the right to terminate the Agreement pursuant to Section 13.1 and visa versa.

13.2. Default by Purchaser. IN THE EVENT THE CLOSING AND THE TRANSACTIONS CONTEMPLATED HEREBY DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF ANY DEFAULT OF PURCHASER, PURCHASER AND SELLER AGREE IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE, PURCHASER AND SELLER HEREBY AGREE THAT THE DEPOSIT REPRESENTS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT SELLER WOULD SUFFER IN THE EVENT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY AND THE DEPOSIT SHALL BE, SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), IN SUCH EVENT. UPON SUCH DEFAULT BY PURCHASER, SELLER SHALL HAVE THE RIGHT TO RECEIVE THE DEPOSIT FROM THE ESCROW AGENT AS ITS SOLE AND EXCLUSIVE REMEDY AND THEREUPON THIS AGREEMENT SHALL BE TERMINATED AND NEITHER SELLER NOR PURCHASER SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER EXCEPT WITH RESPECT TO THE SURVIVING TERMINATION OBLIGATIONS. THE AMOUNT OF THE DEPOSIT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR PURCHASER’S DEFAULT AND FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY, ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES BEING HEREBY EXPRESSLY WAIVED BY SELLER. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED HEREIN SHALL LIMIT SELLER’S REMEDIES AT LAW OR IN EQUITY AS TO THE SURVIVING TERMINATION OBLIGATIONS. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION.

SELLER’S INITIALS	PURCHASER’S INITIALS

ARTICLE XIV.

Brokers

14.1. Brokers. Purchaser and Seller each represents and warrants to the other that it has not dealt with any person or entity entitled to a brokerage commission, finder’s fee or other compensation with respect to the transaction contemplated hereby other than MKP Self Storage, LLC (“Broker”). Seller will be responsible for the commission owed Broker. Broker shall be paid only upon the Closing of the purchase and sale contemplated hereby pursuant to a separate agreement. Purchaser hereby agrees to indemnify, defend, and hold Seller harmless from and against any losses, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs) incurred by Seller by reason of any breach or inaccuracy of the Purchaser’s (or its nominee’s) representations and warranties contained in this Article XIV. Seller hereby agrees to indemnify, defend, and hold Purchaser harmless from and against any losses, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs) incurred by Purchaser by reason of any breach or inaccuracy of Seller’s representations and warranties contained in this Article XIV. Seller and Purchaser agree that it is their specific intent that no broker shall be a party to or a third party beneficiary of this Agreement or the Deposit, that no broker shall have any rights or cause of action hereunder, and further that the consent of a broker shall not be necessary to any agreement, amendment, or document with respect to the transaction contemplated by this Agreement. The provisions of this Article XIV shall survive the Closing and/or termination of this Agreement.

ARTICLE XV.

Confidentiality

15.1. Confidentiality. Purchaser and Seller expressly acknowledge and agree that the transactions contemplated by this Agreement, the Documents that are not otherwise known by or readily available to the public and the terms, conditions and negotiations concerning the same shall be held in the strictest confidence by Purchaser and Seller and shall not be disclosed by Purchaser or Seller except to its legal counsel, surveyor, title company, broker, accountants, attorneys, consultants, officers, partners, directors and shareholders and any prospective lenders, financial partners and their agents, consultants and representatives (the “Authorized Representatives”), and except and only to the extent that such disclosure may be necessary for its performance hereunder. Purchaser and Seller agree that they shall instruct each of their Authorized Representatives to maintain the confidentiality of such information. Purchaser further acknowledges and agrees that, unless and until the Closing occurs, all information and materials obtained by Purchaser in connection with the Property that are not otherwise known by or readily available to the public will not be disclosed by Purchaser to any third persons (other than to its Authorized Representatives) without the prior written consent of Seller. If the transaction contemplated by this Agreement does not occur for any reason whatsoever, Purchaser shall promptly return to Seller, and shall instruct its Authorized Representatives to return to Seller, all copies and originals of all documents and information provided to Purchaser by Seller. Nothing contained in this Section 15.1 shall preclude or limit either party from disclosing or accessing any information otherwise deemed confidential under this Section 15.1 in connection with the party’s enforcement of its rights following a disagreement hereunder or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with Authorities required by reason of the transactions provided for herein. The provisions of this Section 15.1 shall survive any termination of this Agreement.

15.2. Post Closing Publication. Notwithstanding the foregoing, each party shall have the right to announce the acquisition of the Property in newspapers and real estate trade publications (including “tombstones”) publicizing the purchase, provided that any public announcement of the transaction shall be made using only such information as is customarily found in public announcements of such transactions and shall not include any disclosure of the Purchase Price. The provisions of this Section 15.2 shall survive Closing and/or any termination of this Agreement.

ARTICLE XVI.

Miscellaneous

16.1. Notices. Any and all notices, requests, demands or other communications hereunder shall be deemed to have been duly given if in writing and if transmitted by hand delivery with receipt therefor, by facsimile delivery (with confirmation by hard copy), by overnight courier, or by registered or certified mail, return receipt requested, first class postage prepaid addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof) (the date of such notice shall be the date of actual delivery to the recipient thereof):

To Purchaser:	SSGT Acquisitions, LLC
111 Corporate Drive, Suite 120
Ladera Ranch, California 92694
Attn: H. Michael Schwartz
Telephone No.: (949) 429-6600
Email: hms@SmartAm.com

With copies to:	SSGT Acquisitions, LLC
8235 Douglas Avenue, #815
Dallas, Texas 75225
Attn: Wayne Johnson
Telephone: (214) 217-9797
Email: wjohnson@SmartAM.com

and

Mastrogiovanni Mersky & Flynn, P.C.
2001 Bryan Street, Suite 1250
Dallas, Texas 75201
Attn: Charles Mersky, Esq.
Telephone No: (214) 922-8800
Email: cmersky@mastromersky.com

To Seller:	c/o Arrington Oil & Gas, Inc.
500 West Wall Street, 3rd Floor
Midland, Texas 79701
Attn: Mark Morehead
Telephone: (432) 682-6685 Ext. 318
Email: mark.morehead@arringtonoil.com

with a copy to:	Stutzman, Bromberg, Esserman & Plifka,
A Professional Corporation
2323 Bryan Street, Suite 2200
Dallas, Texas 75201
Attn: Aguinaldo Valdez
Phone: (214) 969-4900
Email: valdez@sbep-law.com

To Escrow Agent:	Fidelity National Title Insurance Company
1400 Post Oak Boulevard, Suite 740
Houston, Texas 77056
Attn: Lolly Avant
Telephone No.: (713) 621-9960
Email: lavant@fnf.com

16.2. Governing Law. This Agreement shall be governed by and construed in accordance with the internal, substantive laws of Texas, without regard to the conflict of laws principles thereof.

16.3. Headings. The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

16.4. Effective Date. Intentionally Deleted.

16.5. Business Days. If any date herein set forth for the performance of any obligations of Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or Federal holiday for which financial institutions or post offices are generally closed in the state where the Property is located.

16.6. Counterpart Copies. This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

16.7. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

16.8. Assignment. Purchaser shall not have the right to assign the Agreement without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion. Notwithstanding the foregoing, without Seller’s consent, Purchaser shall have the right to assign this Agreement to any affiliate of Purchaser or any entity controlled by Purchaser (any such party being hereinafter called a “Permitted Assignee”). Additionally, Purchaser further shall have the right to assign its rights under this Agreement to acquire any and all of the self-storage facilities comprising the Property to separate Permitted Assignees. Purchaser agrees to provide notice of such any such assignment to Seller no later than seven (7) days prior to the Closing Date. Purchaser shall in no event be released from any of its obligations or liabilities hereunder as a result of any assignment. Whenever reference is made in this Agreement to Seller or Purchaser, such reference shall include the successors and assigns of such party under this Agreement.

16.9. Interpretation. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

16.10. Entire Agreement. This Agreement and the Exhibits attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Property and are intended to be an integration of all prior negotiations and understandings. Purchaser, Seller and their agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein. No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto. Each party reserves the right to waive any of the terms or conditions of this Agreement which are for their respective benefit and to consummate the transaction contemplated by this Agreement in accordance with the terms and conditions of this Agreement which have not been so waived. Any such waiver must be in writing signed by the party waiving such term or condition of this Agreement.

16.11. Severability. If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

16.12. Survival. Except as otherwise specifically provided for in this Agreement (collectively, the “Surviving Termination Obligations”), the provisions of this Agreement and the representations and warranties herein shall not survive after the conveyance of title and payment of the Purchase Price but be merged therein.

16.13. Exhibits. Exhibits A through I attached hereto are incorporated herein by reference.

16.14. Time. Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

16.15. Limitation of Liability. The obligations of Seller under this Agreement are binding only on Seller’s assets, but only to the extent of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), in the aggregate, and shall not be personally binding upon, nor shall any resort be had to the assets of any of the partners, officers, directors, shareholders or beneficiaries of Seller, or of any partners, officers, directors, shareholders or beneficiaries of any partners of Seller, or of any of Seller’s employees or agents. All documents to be executed by Seller shall also contain the foregoing exculpation. The provisions of this Section 16.15 shall survive Closing and/or any termination of this Agreement.

16.16. Prevailing Party. Should either party employ an attorney to enforce any of the provisions hereof, (whether before or after Closing, and including any claims or actions involving amounts held in escrow), the non-prevailing party in any final judgment agrees to pay the other party’s reasonable expenses, including reasonable attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction. The provisions of this Section 16.16 shall survive Closing and/or any termination of this Agreement.

16.17. Escrow Agreement.

16.17.1. Instructions. Purchaser and Seller each shall promptly deposit a copy of this Agreement executed by such party (or either of them shall deposit a copy executed by both Purchaser and Seller) with Escrow Agent, and, upon receipt of the Deposit from Purchaser, Escrow Agent shall immediately execute this Agreement where provided below. This Agreement, together with such further instructions, if any, as the parties shall provide to Escrow Agent by written agreement, shall constitute the escrow instructions. If any requirements relating to the duties or obligations of Escrow Agent hereunder are not acceptable to Escrow Agent, or if Escrow Agent requires additional instructions, the parties hereto agree to make such deletions, substitutions and additions hereto as counsel for Purchaser and Seller shall mutually approve, which additional instructions shall not substantially alter the terms of this Agreement unless otherwise expressly agreed to by Seller and Purchaser.

16.17.2. Real Estate Reporting Person. Escrow Agent is hereby designated the “real estate reporting person” for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Agent shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Escrow Agent shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation. Seller and Purchaser shall promptly furnish their federal tax identification numbers to Escrow Agent and shall otherwise reasonably cooperate with Escrow Agent in connection with Escrow Agent’s duties as real estate reporting person.

16.18. No Recording. Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

16.19. Waiver of Trial by Jury. The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

16.20. Mineral Rights. Notwithstanding anything to the contrary contained herein, Seller specifically retains and reserves for Seller and Seller’s successors, transferees and/or assigns all mineral rights, ownership and interest in the Property including but not necessarily limited to oil, gas and all other minerals, as defined herein below, that are in and under the Property together will all associated rights of mineral ownership, royalty ownership and interest. If the mineral estate is subject to existing production or an existing lease, the production, the lease, and the benefits from it are likewise retained and reserved by Seller. However, Seller agrees that Seller, its successors, transferees, assigns, and/or lessees shall not have the right to enter upon the surface estate of the Property for exploration or retrieving oil, gas or any other minerals from the Property; however, such restriction against use of the surface estate shall not restrict or prohibit the pooling or unitization of the mineral estate owned by Seller with land other than the Property; or the exploration or production of the oil, gas and other minerals by means of wells that are drilled or mines that open on land other than the Property but enter or bottom under the Property, provided, however, that these operations in no manner interfere with the surface or subsurface support of any improvements constructed or to be constructed on the Property.

As used herein, the term “oil, gas and all other minerals” shall be construed in the broadest sense to include all oil, gas, and associated liquid or gaseous hydrocarbons, all sulfur, coal, uranium, lignite, and all other minerals, whether similar or dissimilar to those named above, regardless of how such mineral may be produced, subject however to the restriction on use of the surface estate of the Property. The same term, “oil, gas and all other minerals” shall also include all royalty, overriding royalty, and leasehold interest, leased or unleased mineral interests, and all other interests of any kind in minerals, all interests in pooled or communized units in which all or any part of the Property is included.

16.21. Agreement Not to Compete. Each Seller, together with each Seller’s respective parent, subsidiary and affiliated entities, and David H. Arrington, covenants that it will not compete, directly or indirectly, in any capacity, including without limitation, direct or indirect ownership of an entity, with Purchaser in the ownership, management, or development of a self-storage business in an area within a three (3) mile radius of each Property, and not to solicit Purchaser’s customers or tenants for storage business or Purchaser’s employees for employment for a period of three (3) years commencing with the Closing Date. Purchaser may require Seller and the above-referenced parties subject to this provision to execute an agreement not to compete with Purchaser (each an “Agreement not to Compete”) in the form attached hereto as Exhibit J.

16.22. Cooperation with Purchaser’s Auditors and SEC Filing Requirements.

A. From the date of this Agreement through and including seventy five (75) days after the Closing Date, Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser access to, the books and records with respect to the ownership, management, maintenance and operation of the Property and shall furnish Purchaser with such additional information concerning the same as Purchaser shall reasonably request and which is in the possession or control of Seller, or any of its affiliates, agents, or accountants, to enable Purchaser (or Strategic Storage Trust II, Inc., a Maryland corporation and/or Strategic Storage Growth Trust, Inc, a Maryland corporation or their respective affiliates), to file its or their Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”). At Purchaser’s sole cost and expense, Seller shall allow Purchaser’s auditor (CohnReznick LLP or any successor auditor selected by Purchaser) to conduct an audit of the income statements of the Property for the calendar year prior to Closing (or to the date of Closing) and the two (2) prior years, and shall cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Purchaser’s auditor a letter of representation substantially in the form attached hereto as Exhibit L (the “Representation Letter”), and, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Purchaser or its auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser to make any required filings with the SEC or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, or its agents and accountants, at no cost to Seller, and in the format that Seller (or its affiliates, agents or accountants) have maintained such information, and

(iii) Seller and Purchaser acknowledge and agree that the Representation Letter is not intended to expand, extend, supplement or increase the representations and warranties made by Seller to Purchaser pursuant to the terms and provisions of this Agreement or to expose Seller to any risk of liability to third parties. The provisions of this Section 16.22 shall survive Closing.

B. Although the Representation Letter is premised upon Seller utilizing generally accepted accounting principles (“GAAP”), Seller has informed Purchaser that Seller’s books and records are not kept in accordance with GAAP, but rather use the modified cash and accrual basis method of accounting. Inasmuch as the Representation Letter requires that Seller’s books and records be kept in accordance with GAAP, Purchaser has agreed, at its expense, to have its auditors convert Seller’s books and records to GAAP, prior to Seller executing the Representation Letter, and Seller agrees to so execute the Representation Letter following the conversion of its books and records to GAAP by Purchaser’s auditors.

C. Purchaser (or Strategic Storage Trust II, Inc., a Maryland corporation and/or Strategic Storage Growth Trust, Inc., a Maryland corporation or their respective affiliates), jointly and severally, hereby agree to indemnify, protect, defend and hold Seller, its partners and their respective members, officers, directors, shareholders, participants, affiliates, employees, representatives, investors, invitees, agents, successors and assigns (each an “Indemnified Party” and collectively, the “Indemnified Parties”) harmless from and against any and all costs, expenses, losses, liabilities, damages, claims, demands, allegations or actions (collectively, “Losses”) suffered by or otherwise asserted against any Indemnified Party as a result of or otherwise arising in connection with the audit assistance set forth in Section 16.22.A. above, the SEC filings and/or the Representation Letter.

16.23 Joint and Several Liability. Notwithstanding anything to the contrary set forth in this Agreement, each party comprising Seller shall be jointly and severally liable for all of the obligations, responsibilities and liabilities of the “Seller” under this Agreement, and all representations and warranties of the “Seller” set forth in this Agreement shall be deemed to have been made jointly and severally by each party comprising Seller. The provisions of this Section 16.23 expressly shall survive the termination or closing of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the date or dates set forth below.

SELLER:

ALAMO HEIGHTS/STAR STORAGE, L.P., a Texas limited partnership

By:	Star Storage, Inc., a Texas corporation, its General Partner

	By:	/s/ David H. Arrington
David H. Arrington, President

BORDEN PARK, L.P., a Texas limited partnership

By:	Star Storage, Inc., a Texas corporation, its General Partner

	By:	/s/ David H. Arrington
David H. Arrington, President

KINGWOOD SELF-STORAGE, LP, a Texas limited partnership

By:	Arrington GP Kingwood, LLC, a Texas limited liability company, its General Partner

	By:	/s/ David H. Arrington
David H. Arrington, Manager

ARRINGTON’S SELF STORAGE OF AURORA, L.P., a Texas limited partnership

By:	Star Storage, Inc., a Texas corporation, its General Partner

	By:	/s/ David H. Arrington
David H. Arrington, President

PURCHASER:

SSGT ACQUISITIONS, LLC, a Delaware limited liability company

By:	/s/ Paula M. Mathews
Name:	Paula M. Mathews
Title:	Executive Vice President

The Escrow Agent hereby executes this Agreement for the sole purpose of acknowledging receipt of the Initial Deposit and its responsibilities hereunder and to evidence its consent to serve as Escrow Agent in accordance with the terms of this Agreement.

ESCROW AGENT:

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	/s/ Lolly Avant
Name:	Lolly Avant
Title:	Vice President, Manager

Date: October 26, 2015

EXHIBIT I – PAGE 1 OF 2